SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 31, 2005

OTTER TAIL CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-00368	41-0462685
(State or other jurisdiction	(Commission	(I.R.S.Employer
of incorporation)	File Number)	Identification No.)

215 South Cascade Street, P.O. Box 496, Fergus Falls, MN	56538-0496
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (866) 410-8780

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     (1) On January 31, 2005 the Board of Directors of Otter Tail Corporation (the “Company”) amended and restated the Otter Tail Corporation Executive Survivor and Supplemental Retirement Plan (the “ESSRP”). The amendments to the ESSRP provide for reduced future benefits effective January 1, 2005, which is expected to result in reduced expense to the Company.

     The ESSRP is an unfunded, nonqualified benefit plan for executive officers and certain key management employees. The ESSRP provides for defined benefit payments to these employees on their retirement for life or to their beneficiaries on their death. In addition, the ESSRP provides for a survivor benefit payment to beneficiaries of executive officers.

     Effective January 1, 2005 new participants in the ESSRP will accrue benefits under a new formula. The new formula is the same as the formula used under the Company’s qualified defined benefit pension plan but includes bonus in the computation of covered compensation and is not subject to statutory compensation and benefit limits. Individuals who became participants in the ESSRP before January 1, 2005 will receive the greater of the old formula or the new formula until December 31, 2010. On December 31, 2010, their benefit under the old formula will be frozen. After 2010, they will receive the greater of their frozen December 31, 2010 benefit or their benefit calculated under the new formula. The amendments to the ESSRP also provide for increased service credits for certain participants and eliminate certain distribution features.

     A copy of the ESSRP, as amended and restated, is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

     (2) On January 31, 2005 the Compensation Committee of the Company’s Board of Directors determined the annual incentive bonus payments to the Company’s executive officers under the terms of the Otter Tail Corporation Executive Annual Incentive Plan (the “Incentive Plan”). The Incentive Plan provides incentives to executive officers if the Company achieves certain performance targets. The Compensation Committee of the Board of Directors is responsible for setting performance targets under the Incentive Plan near the end of the first quarter each year and establishing total target payout percentages for each of the executive officers. For 2004 the performance targets were as follows:

1.	Corporate Earnings per Share. Each executive officer receives 33 1/3 percent of the total target payout if the Company achieves the targeted earnings per share. Each executive officer receives 8 1/3 percent of the total target payout if the Company achieves the minimum performance level, and additional increments for performance above the target. The Company exceeded the minimum performance level for earnings per share in 2004.

2.	Corporate Return on Equity. Each executive officer receives 33 1/3 percent of the total target payout if the Company achieves the targeted return on equity. Each executive officer receives 8 1/3 percent of the total target payout if the Company achieves the minimum performance level, and additional increments for performance above the target. The Company exceeded the minimum performance level for return on equity in 2004.

3.	Cash Flow from Operations. Each executive officer receives 33 1/3 percent of the total target payout if the Company achieves the targeted cash flow from operations. Each executive officer receives 8 1/3 percent of the total target payout if the Company achieves the minimum performance level and additional increments for performance above the target. The Company did not meet the minimum performance level for cash flow from operations in 2004.

     The Compensation Committee has discretion over treatment of extraordinary gains, write-offs, or other events in determining the amount of incentive bonus to be paid.

     For 2004 the incentive payments for corporate earnings per share and corporate return on equity were based on actual results. The Compensation Committee, in the exercise of its discretion under the Incentive Plan, also determined to make an incentive payment for cash flow from operations. The executive officers of the Company were awarded the following incentive bonus payments under the Incentive Plan for 2004: Mr. Erickson, $149,682; Mr. Molbert, $124,735; Mr. Moug, $59,375; and Mr. Koeck, $43,034.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

10.1 Executive Survivor and Supplemental Retirement Plan (2005 Restatement)

Signature

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

OTTER TAIL CORPORATION
Date: February 4, 2005

	By	/s/ George A. Koeck
George A. Koeck
Corporate Secretary
and General Counsel

Exhibit Index

10.1	Executive Survivor and Supplemental Retirement Plan (2005 Amendment)